UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2009

AUSTRALIAN OIL & GAS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26721	84-1379164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2480 North Tolemac Way, Prescott, Arizona	86305
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:      (928) 778-1450

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

COMMENCEMENT OF DRILLING OF CORNEA-3 EXPLORATION/APPRAISAL WELL (WA-342-P)

Australian Oil & Gas Corporation Inc. advises that the Cornea-3 well in which AOGC has a 17% interest, was spudded on 11 December 2009 using the Songa Venus semi-submersible drilling rig.  Cornea-3 is located within permit WA-342-P on the Prudhoe Shelf in the offshore Browse Basin adjacent to Western Australia.

Following the spudding of the Cornea-3 well, 36” hole was drilled to 152 metres and 30” conductor pipe run and cemented to 151m.

Following early warnings in relation to the approach of Tropical Cyclone Laurence, drilling has been temporarily suspended and all 88 persons on board the Songa Venus have been evacuated from the rig, and are now ashore.  We are now waiting on the cyclone to pass before recommencing drilling.

Cornea is a known oil and gas discovery.  See background below in relation to the exploration history of the Cornea oil and gas field.

Objectives of Cornea-3

The objectives of the Cornea-3 well are to:

•
acquire modern, high quality nuclear magnetic resonance (NMR) logs within the Middle and Early Albian reservoir sands (the postulated best reservoir section) so as to obtain accurate information on reservoir porosity, especially productive porosity and permeability, and hydrocarbon saturation.

•	acquire better formation pressure measurements and formation fluid samples with a modular dynamic testing tool (MDT), including possible flow test from a dual packer MDT.

•	apply the data from the Cornea-3 well to evaluate the potential commerciality of the field and to underpin a field development plan, if found appropriate.

The joint venture considers Cornea-3 to be a relatively low risk play to assess the hydrocarbon potential of a known accumulation.

Background to the Cornea Oil/Gas Field

Permit WA-342-P, in which the Cornea oil and gas field is located, is within the Browse Basin, on the border of the Prudhoe Terrace and the Yampi Shelf, south of the Heywood Graben. The Ichthys and Echuca Shoals gas accumulations lie nearby to the west of the permit, the Caspar 1A and Gwydion-1 wells in the south are non-commercial oil and gas discoveries.

The Cornea oil and gas field was discovered in 1997 by Shell Development Australia (Shell) with the drilling of the Cornea-1 well. The well was drilled on an unfaulted drape anticline over a basement high and discovered a gas cap and an oil leg.

Over the following two years Shell conducted further drilling of the Cornea south, central and north closures that included nine wells and two sidetracks, of which two wells did not reach their intended target and had to be sidetracked or re-spudded. As well as wireline logging, conventional core was obtained in Cornea-2ST1 and Cornea South-1 wells. The glauconitic and argillaceous nature of the reservoir sands inhibited evaluation using conventional logging tools. Shell defined several potential reservoir sand units.

Shell was able to define the gas oil contact for the Cornea Field from sonic and density logs. However, evaluation of the oil leg proved problematic, as resistivity logging was affected by the glauconitic and argillaceous nature of the reservoir and the poorly consolidated reservoir sands affected good formation pressure readings.

Shell estimated the free water level for Cornea-1 and Cornea-1B, based on poor pressure data that was not considered reliable. They were not able to define the thickness of the transition zone between oil and water in Cornea central.

Re-evaluation of the Shell data set by the Cornea Joint Venture has included reprocessing of 1,000km2 of the Cornea 3D and has indicated that significant oil resources may exist within the better quality sand units that could be developed with multi-lateral, horizontal wells. Before such a development can be considered, the production flow rates of these reservoirs need to be proved, as do the location of the transition zone and free water level.  The Cornea-3 well is the first step in this process.

Funding Matters

The costs associated with the drilling of Cornea-3 have been revised downwards.  The WA-342-P joint venturers have received a revised authority for expenditure (“AFE”) from the joint venture drilling manager, Australian Drilling Associates Pty Ltd, relating to the cost of drilling of the well.   The revised AFE reflects decisions to modify both the vertical well design and well testing procedures, including the conduct of hydrocarbon sampling using the MDT.

The financial consequence is that the revised AFE estimated cost of the Cornea-3 exploration/appraisal well is now US$15.80 million, of which AOGC’s presumptive share has reduced to US$2.68 million.  The revised AFE includes a contingency factor of approximately three days drilling costs (20%).

This reduction has a significant and positive effect for the Company, as AOGC will now need a net US$4.83 million to meet its aggregate drilling obligations for the Braveheart-1 (in WA-333-P) and Cornea-3

A substantial proportion, if not all, of the cost of participation in the Cornea-3 well and the subsequent Braveheart-1 well in WA-333-P (to follow the Cornea-3 well) is expected to be met from the proceeds of sale of AOGC’s interest in AC/P33, US$4,125,000, as previously advised.

Item 9.01  Exhibits

(d) Exhibits

99.1    Release titled "Commencement of Drilling of Cornea-3 Exploration/Appraisal Well (WA-342-P)".

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUSTRALIAN OIL & GAS CORPORATION

Date: 15 December, 2009	By:	/s/ Geoffrey Albers
E. Geoffrey Albers
President